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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 11-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE ACT OF
    1934

For the fiscal year ended - December 31, 2001

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 15(d) of the SECURITIES EXCHANGE ACT
    OF 1934

For the transition period from _____ to _____

Commission file number - 33-55214

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                    AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN 470 EAST PACES FERRY ROAD, N.E.
                    ATLANTA, GEORGIA  30305

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                    AMERICAN SOFTWARE, INC.
                    470 EAST PACES FERRY ROAD, N.E.
                    ATLANTA, GEORGIA  30305

                              REQUIRED INFORMATION

Financial Statements:
     1.   Not required.
     2.   Not required.
     3.   Not required.
     4. ERISA financial statements for the Plan year ended December 31, 2001 are attached as Exhibit 99.1 to this Report and incorporated herein by this reference.

                                   SIGNATURES

     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                             AMERICAN SOFTWARE, INC. 401(k)/PROFIT SHARING PLAN

Date: June 27, 2002               By: /s/ Vincent C. Klinges
                                      ----------------------

                             Name and Title: Vincent C. Klinges, Chief Financial
                                             -----------------------------------
                                             Officer
                                             -------


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                                  EXHIBIT INDEX

         DESCRIPTION                                               PAGE NUMBER
         -----------                                               -----------

99.1     Annual Financial Statements of American Software,
         Inc. 401(k)/Profit Sharing Plan for year ended
         December 31, 2001                                              3